Exhibit 10.4

ASSIGNMENT OF MINERAL AND MINING RIGHTS

THIS ASSIGNMENT made and delivered effective as of March 15, 2016, by ST. LAWRENCE ZINC COMPANY, LLC, a Delaware limited liability company, with an address of 408 Sylvia Lake Road, Gouverneur, New York 13642, (“Assignor”) to the DEVELOPMENT AUTHORITY OF THE NORTH COUNTRY, a New York public benefit corporation, with its principal place of business at Dulles State Office Building, 317 Washington Street, Watertown, New York 13601 (“Assignee”).

RECITALS:

A. The Assignor has applied to Assignee for a loan in the principal amount of FIVE HUNDRED THOUSAND DOLLARS $500,000.00)(the “Loan”); and

B. As collateral security for performance of its obligations, Assignor has agreed to assign to Assignee its right, title and interest to conduct mineral mining operations, and to process and transport such minerals, together with all contracts, leases, licenses, easements, rights of way, and permits, now owned and hereinafter acquired by Assignor, and located on lands owned by Assignor and its lessors situated in the Towns of Fowler, Edwards, and Pierrepont, County of St. Lawrence, State of New York (collectively referred to as “Mineral and Mining Rights”).

AGREEMENT

In consideration of the foregoing, the Assignor agrees as follows:

1. ASSIGNMENT. Assignor, for value received, hereby transfers, conveys and assigns to Assignee any and all rights, title and interest that Assignor may have in, under or from the Mineral and Mining Rights, such Assignment to become effective immediately upon:

a.	The occurrence of any Event of Default beyond any applicable grace period after written notice by Assignee to Assignor by Assignor in its obligations under the Loan and the instruments executed by Assignor pursuant thereto; and

b.	The delivery by Assignee to the Assignor and the other parties named in such contracts, leases, licenses, easements, rights of way and permits, or their successors or assigns, a written notice stating the Assignee has elected to replace Assignor as the “Owner” or “Vendor” or “Licensee” or “Lessee” or “Grantee” under the documents which confer such Mineral and Mining Rights.

2. INDEMNIFICATION AND HOLD HARMLESS. Nothing contained herein shall relieve Assignor of any obligation or liability imposed by any documents which confer the Mineral and Mining Rights, or by any laws or regulations pertaining thereto. The Assignor shall indemnify and hold Assignee harmless from and against any such obligations or liabilities, claims, actions, proceedings, damages, penalties, costs, interest and expenses, including reasonable attorneys’ fees arising or incurred by Assignee from this Assignment of Mineral and Mining Rights. Assignee shall in no event be obligated to perform any actions or incur any obligations or liabilities whatsoever unless Assignee affirmatively elects to do so.

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3. REPRESENTATIONS AND COVENANTS OF ASSIGNOR.

a.	Assignor hereby represents and warrants to Assignee that there is no default now existing on its part under the documents which create the Mineral and Mining Rights. To the best of Assignor’s knowledge, there are no violations of law or regulation, or actions pending or threatened, which adversely affect the Assignor’s Mineral and Mining Rights.

b.	Assignor covenants and warrants that it is the sole party in interest required to execute a binding and effective assignment of the Mineral and Mining Rights.

c.	Assignor covenants (i) to abide by, perform and discharge each and every material obligation, covenant and agreement of the documents which confer the Mineral and Mining Rights to be performed by Assignor; (ii) to enforce each and every material obligation, covenant, condition and agreement of such documents to be performed by others; and (iii) not to materially modify or alter the terms of the documents, without the prior written consent of the Assignee.

4. AUTHORIZATION. Assignor hereby authorizes any Party to commence or continue performance of its obligations under the documents which confer the Mineral and Mining Rights for the benefit of the Assignee upon receipt by such party of written notice to do so from Assignee. Any party shall be entitled to rely upon the written notice from Assignee as conclusive proof of Assignee’s right under this Assignment.

5. FURTHER ASSURANCES. Assignor hereby agrees to execute such other instruments and perform such other acts as might be reasonably required by Assignee or Assignee’s counsel to enforce the rights assigned to Assignee hereunder.

6. NOTICES. All notices, demands or instruments which are required or permitted to be given or served hereunder shall be in writing and served personally or sent by certified mail addressed as follows:

a.	TO ASSIGNOR at the address appearing above unless a different address has been furnished to Assignee, with a copy to Star Mountain Resources, Inc., 8307 Shaffer Parkway, Suite 102, Littleton, Colorado 80127 Attn. Chief Financial Officer and to Lazarus Rothstein, Esq., Legal & Compliance, LLC, 330 Clematis Street, Suite 217, West Palm Beach, FL 33401.

b.	TO ASSIGNEE at its above address, Attention: Executive Director, with a copy to Steven C. Haas, Esq., Schwerzmann & Wise, P.C., 137 Main Avenue, PO Box 704, Watertown, NY 13601.

7. SECURITY AGREEMENT. This Assignment constitutes the granting by Assignor of a security interest under the Uniform Commercial Code in the right, title and interest of Assignor in and to the Documents, including but not limited to any claims under written, oral or statutory warranties or guaranties from the Contractors or any subcontractors furnishing labor, services or materials for the development and construction work covered by the Documents, and Assignor agrees that Uniform Commercial Code financing statements and other documents perfecting or evidencing this security interest may be filed as reasonably required by Assignee or Assignee’s counsel, at Assignor’s expense. This Assignment shall become null and void upon payment in full of all principal and interest due to the Assignee pursuant to the terms of the Loan.

8. GOVERNING LAW. This Assignment shall be construed in accordance with and governed by the laws of the State of New York.

9. VENUE AND JURISDICTION. Any legal action by any party against another relating in any way to this instrument, or the indebtedness, or any relationship between or conduct by the parties, whether at law or in equity, shall be commenced in the Supreme Court of the State of New York in and for St. Lawrence County, New York. Assignor shall indemnify Assignee for all costs, disbursements and reasonable attorneys’ fees incurred by Assignee in the event Assignee must enforce its rights under this Assignment.

10. BINDING EFFECT. This Assignment inures to the benefit of the Assignee and its successors and assigns, and binds the Assignor and its successors and assigns.

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IN WITNESS WHEREOF, this Assignment has been duly executed by Assignor effective the day and year first above written.

ASSIGNOR:

ST. LAWRENCE ZINC COMPANY, LLC

By:	Balmat Holding Corporation
A Delaware Corporation
Sole Member

/s/ Wayne Rich
By:	Wayne Rich
Its:	Chief Financial Officer

STATE OF COLORADO	)
)ss:
COUNTY OF JEFFERSON	)

On the 15 day of March 2016, before me personally appeared WAYNE RICH, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, entity or person upon behalf of which the individual acted, executed the instrument.

/s/ Bryan S. Doyle
Notary Public

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